MAJORITY SHAREHOLDER CONSENT
OF
RESOLUTION OF THE BOARD OF DIRECTORS
OF
ADM Endeavors, Inc.

The undersigned constituting the Majority Shareholders of ADM Endeavors, Inc., a Nevada corporation, do hereby consent to the action in the Resolution of the Board of Directors of ADM Endeavors, Inc., dated January 8, 2020, approving the Spin Out and Discontinuation of Business with ADM Enterprises, LLC, (ND). (EFFECTIVE as of January 1, 2020)

Marc Johnson — 2,000,000 Preferred Shares (x 100 Common Voting Rights per share = 200,000,000)

Ardell D. Mees — 43,000,000 Common Shares

243,000,000 Total Majority Voting Shares approving the Spin Out and Discontinuation of Business with ADM Enterprises, LLC, (ND) as a Wholly Owned Subsidiary of the Company, (EFFECTIVE as of January 1, 2020)